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                                                /        OMB APPROVAL          /
                                                /------------------------------/
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+--------+
| FORM 5 |                         U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20551

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16,
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b)       Section 30(l) of the Investment Company Act of 1942

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

        Pier, Jr.                     John                             J
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        (Last)                      (First)                        (Middle)

      c/o Lakeland Bancorp, Inc.        250 Oak Ridge Road
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                                   (Street)

        Oak Ridge                      NJ                             07438
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Lakeland Bancorp, Inc. -- LBAI
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)  ###-##-####
                                                                   -------------

4.  Statement for Month/Year  December - 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original Month/Year   December - 1999
                                              ----------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [X] Other
                        (give title below)                       (specify below)
        0.72%
       -----------------
-------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Ownership 7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          Form:        of Indirect
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Direct       Beneficial
   Lakeland Bancorp, Inc.       (MM/         (Instr. 8)                                 Owned at            (D) or       Ownership
                                 DD/                                                    End of              Indirect     (Instr. 4)
                                 YY)                                                    Issuer's            (I)
                                                                 (A) or                 Fiscal Year         (Instr. 4)
                                                        Amount   (D)        Price       (Instr. 3 and 4)
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
 Common                        02/15/00          DRP       380      A     $12.5000                               D            *1
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 Common                        09/20/00           T     36,707      D                                            D            *1
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 Common                        11/15/00          S/D     1,350      A                                            D            *1
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 Common                        11/15/00          S/D        21      A                             28,810         D            *1
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                               11/15/00          S/D       626      A                             13,346         D            *2
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                               09/20/00           T     36,707      A                                            I            *3
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                               02/15/00          DRP        28      A     $12.5000                               I            *3
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                               11/15/00          S/D     2,066      A                             43,400         I            *3
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                               02/15/00          DRP        57      A                             10,139         I            *4
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (mm/                                       Disposed of (D)
                                      Deriv-               dd/                                       (Instr. 3, 4, and 5)
                                      ative                yy)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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
 Stock Option Right to
 Purchase                           $  9.380              02/09/00                   A                 25,000
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 * Stock Option was granted pursuant to Company's 2000 Equity Compensation program and vests in 20% annual installments
-----------------------------------------------------------------------------------------------------------------------------

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


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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (mm/dd/                                                  Secur-           ities                 Secu-              Bene-
    yy)                                                     ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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
    *          2/8/10      Common     25,000                                   25,000                   D                 --
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

Explanation of Responses:

*1 Solely owned by John Pier

*2 Owned by John Pier in IRA

*3 Solely owned by Jane Pier, spouse of John Pier

*4 Owned by John Pier and Jane Pier, spouse of John Pier

------------------------------------
                CODES
------------------------------------
 DRP  Dividend Reinvestment Plan
------------------------------------
 S/D  Stock Dividend
------------------------------------
 S/O  Stock Option
------------------------------------
 T    Transfer
------------------------------------
 VP   Voluntary Purchase
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 P    Purchase
------------------------------------
 PM   Purchase Market
------------------------------------

         /s/ John Pier                        2/2/01
       --------------------------------  -----------------
         Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed If space provided is insufficient, see Instruction 6 for procedure